EXHIBIT 4.19

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE, dated as of March 11, 2011 (this “Supplemental Indenture”), by and between Radio One, Inc., a Delaware corporation (the “Company”), the guarantors named on the signature pages hereto and Wilmington Trust Company, as trustee (the “Trustee”).

RECITALS:

WHEREAS, the Company and the guarantors named therein have executed and delivered an Indenture, dated as of November 24, 2010 (the “Original Indenture”), to the Trustee, pursuant to which the Company has $292,601,888 aggregate principal amount of 12.5%/15.5% Senior Subordinated Notes due 2016, CUSIP Nos. 75040PAK4, U74935AC8 and 75040PAM0 (the “Notes”) outstanding.

WHEREAS, Section 9.02 of the Original Indenture provides that the Company, the Guarantors and the Trustee may, with certain exceptions, amend the Indenture and the Notes with the consent of the Holders (as defined in the Original Indenture) of not less than a majority in principal amount of the outstanding Notes affected by such supplemental indenture.

WHEREAS, the Holders of more than a majority of the principal amount of the Notes outstanding have duly consented to this Supplemental Indenture;

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company to authorize and approve this Supplemental Indenture and has authorized and approved the Supplemental Indenture; and

WHEREAS, an Officers’ Certificate and Opinion of Counsel have been delivered to the Trustee in accordance with Sections 7.02, 9.06 and 13.04 of the Original Indenture.

WHEREAS, the execution and delivery of this Supplemental Indenture have been duly authorized by all necessary action on the part of the Company and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree, for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE I

AMENDMENT

Section 1.1 DEFINED TERMS.

(a) Capitalized terms used in this Supplemental Indenture and not otherwise defined shall have the meanings ascribed to them in the Original Indenture.

(b) Section 1.01 of the Original Indenture is hereby amended by deleting the definition of “Permitted TV One Indebtedness” contained therein and replacing it with the following so that such definition reads, in its entirety, as follows:

“Permitted TV One Indebtedness” means Indebtedness incurred or Preferred Stock issued by TV One or any of its Subsidiaries, the net proceeds of which are used to finance the acquisition of TV One Equity Interests from the Financial Investor Members (as such term is defined in the TV One LLC Agreement), the DTV Investors and the Class D Members (as such term is defined in the TV One LLC Agreement) and any payment obligations arising in connection with or as a result of such acquisition; provided that: (i) the aggregate principal amount at any time outstanding of such Indebtedness plus the aggregate liquidation value at any time outstanding of such Preferred Stock shall not exceed $120.0 million and (ii) such Indebtedness at all times constitutes TV One Non-Recourse Debt.”

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ARTICLE II

MISCELLANEOUS

Section 2.1 EFFECT OF SUPPLEMENTAL INDENTURE. From and after the effective date of this Supplemental Indenture, the Original Indenture and the Notes shall be supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Original Indenture and the Notes for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Original Indenture shall be bound thereby.

Section 2.2 INDENTURE REMAINS IN FULL FORCE AND EFFECT. Except as supplemented by this Supplemental Indenture, all provisions in the Original Indenture and the Notes shall remain in full force and effect.

Section 2.3 REFERENCES TO SUPPLEMENTAL INDENTURE. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Supplemental Indenture may refer to the Original Indenture without making specific reference to this Supplemental Indenture, but nevertheless all such references shall include this Supplemental Indenture unless the context requires otherwise.

Section 2.4 CONFLICT WITH TRUST INDENTURE ACT. The Company will comply with the provisions of the TIA to the extent applicable. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be part of and govern any provision of this Supplemental Indenture, the provision of the TIA shall control to the extent applicable. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be to the extent applicable.

Section 2.5 SEVERABILITY. If any court of competent jurisdiction shall determine that any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.6 HEADINGS. The Article and Section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 2.7 BENEFITS OF SUPPLEMENTAL INDENTURE. Nothing in this Supplemental Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Notes any benefit of any legal or equitable right, remedy or claim under the Original Indenture, this Supplemental Indenture or the Notes.

Section 2.8 SUCCESSORS AND ASSIGNS. All agreements by the Company in this Supplemental Indenture shall bind its successors and assigns, whether or not so expressed. All agreements by the Trustee in this Supplemental Indenture shall bind its successors, whether or not so expressed.

Section 2.9 TRUSTEE NOT RESPONSIBLE FOR RECITALS. The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness.

Section 2.10 CERTAIN DUTIES AND RESPONSIBILITIES OF THE TRUSTEE. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Original Indenture and the Notes relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 2.11 GOVERNING LAW. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York. This Supplemental Indenture is subject to the provisions of the TIA that are required to be part of this Supplemental Indenture and shall, to the extent applicable, be governed by such provisions.

Section 2.12 COUNTERPART ORIGINALS. This Supplemental Indenture may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, but all of such counterparts shall together constitute one and the same instrument.

Section 2.13 CONFIRMATION. Each of the Company and the Trustee hereby confirms and reaffirms the Original Indenture in every particular except as amended and supplemented by this Supplemental Indenture.

Section 2.14 EFFECTIVE DATE. This Supplemental Indenture shall be deemed effective as of February 22, 2011, which represents the date that beneficial owners representing more than a majority of the Notes agreed to the amendment effected by this Supplemental Indenture.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

RADIO ONE, INC.

By:           ____________________________________

Name:           ______________________________

Title:           ______________________________

GUARANTORS:

BELL BROADCASTING COMPANY

BLUE CHIP BROADCASTING LICENSES, LTD. BLUE CHIP BROADCASTING, LTD. CHARLOTTE BROADCASTING, LLC COMMUNITY CONNECT INC.

COMMUNITY CONNECT, LLC

DISTRIBUTION ONE, LLC

HAWES-SAUNDERS BROADCAST PROPERTIES, INC.

INTERACTIVE ONE, INC.

INTERACTIVE ONE, LLC

NEW MABLETON BROADCASTING CORPORATION

RADIO ONE CABLE HOLDINGS, INC.

RADIO ONE DISTRIBUTION HOLDINGS, LLC

RADIO ONE LICENSES, LLC

RADIO ONE MEDIA HOLDINGS, LLC

RADIO ONE OF ATLANTA, LLC

RADIO ONE OF BOSTON LICENSES, LLC

RADIO ONE OF BOSTON, INC.

RADIO ONE OF CHARLOTTE, LLC

RADIO ONE OF DETROIT, LLC

RADIO ONE OF INDIANA, LLC

RADIO ONE OF INDIANA, L.P.

RADIO ONE OF NORTH CAROLINA, LLC

RADIO ONE OF TEXAS II, LLC

ROA LICENSES, LLC

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SATELLITE ONE, L.L.C.

By:           ____________________________________

Name:    ______________________________

Title:      ______________________________

WILMINGTON TRUST COMPANY, as Trustee

                         By:           ____________________________________

                               Name:    ______________________________

                          Title:      ______________________________

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